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News release	Exhibit 99.1

Media Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan names Pat Tomlinson President of Mercer

Mercer’s Martine Ferland to remain CEO through transition and retire March 31, 2024

NEW YORK, October 12, 2023 — Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, announced that effective today Pat Tomlinson has been appointed President of Mercer, Marsh McLennan’s global business in redefining the world of work, reshaping retirement and investment outcomes, and unlocking real health and well-being. Martine Ferland remains Mercer CEO and Vice Chair of Marsh McLennan and will oversee Mercer’s regional leaders until she retires on March 31, 2024.

As President, Mr. Tomlinson will report to Ms. Ferland and have management responsibility for Mercer’s global Health, Wealth and Career practices. Mr. Tomlinson will retain his responsibilities as Marsh McLennan US and Canada CEO and Mercer US and Canada President in the near term. Following Ms. Ferland’s retirement, Mr. Tomlinson will succeed her as President and CEO of Mercer and Vice Chair of Marsh McLennan, and he will join Marsh McLennan’s Executive Committee reporting to John Doyle, Marsh McLennan President and CEO.

Mr. Doyle said, “I am excited for Pat’s appointment as Mercer President. He is a leader with a proven record of success who delivers growth and drives transformation, and who possesses a deep understanding of our business and clients. I look forward to working with Pat in his new role.”

He added, “Mercer and Marsh McLennan colleagues will miss Martine’s exceptional and empathetic leadership. I’ve personally benefited from her counsel and have been inspired by her passion for our clients, our colleagues and our Company.”

“I have full confidence in Pat having worked closely with him over the years. He builds high-performing teams with a commercial mindset, and a focus on collaboration and inclusion,” commented Ms. Ferland. “I look forward to working with Pat to position Mercer for continued success.”

Mr. Tomlinson commented, “I am grateful for the opportunity to help lead Mercer and, with our colleagues, create the best outcomes for our clients. I’m also thankful for John’s and Martine’s leadership as we work through this period of transition.”

Pat Tomlinson joined Mercer in 2014 as US and Canada Career business leader and, from 2018 to 2020, led the US East Market, where he guided Mercer's Health, Wealth, and Career businesses to meet ever-changing client needs. Prior to joining Mercer, he spent 17 years with Aon and served as an officer in the US Army, having graduated from the United States Military Academy at West Point.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com and follow us on LinkedIn and Twitter.

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